Exhibit 99.1

2009-16

Contact:    R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON REACHES AGREEMENT WITH DEPARTMENT OF JUSTICE CLEARING WAY FOR COMPLETION OF NATCO ACQUISITION

HOUSTON (November 17, 2009) – Cameron (NYSE: CAM) has reached an agreement with the Department of Justice that will allow the Company to close on its previously announced acquisition of NATCO Group Inc.

Under the agreement, Cameron will divest its Edge™ refinery desalter business and will license, on a non-exclusive basis, NATCO’s DUAL FREQUENCY® electrostatic technology for refinery desalter products.  The combined revenues of these businesses would have represented less than two-hundredths of one percent of Cameron’s 2008 revenues.

Cameron expects to close the acquisition as soon as practicable following the approval by NATCO’s shareholders at a special meeting held on November 18.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the closing, and timing thereof, of the acquisition, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.